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                                                                    EXHIBIT 11.1


             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                                                                             Six Months Ended
                                                  Year Ended December 31,                       June 30,
                                      --------------------------------------------     ---------------------------
                                          2000            1999            1998             2001            2000
                                      -----------      -----------     -----------     -----------      ----------
Weighted average Shares of
 Common Stock outstanding
 during the year...............        1,773,888        1,712,357       1,665,957        1,779,028       1,817,318

Shares of Common Stock
 issuable in connection with
 assumed exercise of options
 under the treasury stock
 method........................           61,562          102,171          53,691           76,808          33,757
                                      ----------      -----------      ----------       ----------      ----------

TOTAL..........................        1,835,450        1,814,528       1,719,648        1,850,836       1,851,075
                                      ==========      ===========      ==========       ==========      ==========

Net Income.....................        1,044,219        1,293,186      $3,086,964       $   45,858      $3,117,012
                                      ==========      ===========      ==========       ==========      ==========
Per Share amount -
 Primary/Basic.................       $     0.59      $      0.76      $     1.85       $     0.03      $     1.72

Per Share amount - Diluted.....       $     0.57      $      0.71      $     1.80       $     0.03      $     1.68
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